As filed with the Securities and Exchange Commission on June 16, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Henderson Group plc

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	6282	98-1376360
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Bishopsgate

EC2M 3AE

United Kingdom

+44 (0) 20 7818 1818
(Address of principal executive offices, including zip code)

Janus Henderson Group plc Global Employee Stock Purchase Plan

Janus Henderson Group plc 2022 Deferred Incentive Plan

(Full title of the plan)

Janus Henderson Group plc

151 Detroit Street

Denver, CO 80206

+1 (303) 333 3863

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Erica Schohn, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001-8602

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “emerging growth company,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Janus Henderson Group plc (the “Registrant,” “we,” or “us”) to register 250,000 Ordinary Shares, par value $1.50 per share, for issuance under the Janus Henderson Group plc 2022 Global Employee Stock Purchase Plan (the “ESPP”) and to register 8,000,000 Ordinary Shares, par value $1.50 per share, for issuance under the Janus Henderson Group plc 2022 Deferred Incentive Plan (the “DIP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the ESPP and DIP, respectively, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) as part of this registration statement in accordance with Rule 424 and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this registration statement:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022;

b)	Portions of the Registrant’s definitive proxy statement on Schedule 14A for the 2022 Annual General Meeting of Shareholders, filed with the Commission on March 24, 2022, incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

c)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the Commission on May 4, 2022;

d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2022, March 23, 2022, May 6, 2022 and June 15, 2022, excluding any information deemed furnished and not filed; and

e)	The description of the Ordinary Shares included or incorporated by reference under Item 1 of the Registrant’s registration statement on Form 8-A, filed with the Commission on May 25, 2017, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Memorandum of Association of the Registrant (the “Memorandum”), the Articles of Association of the Registrant (the “Articles”) and the Companies (Jersey) Law 1998, as amended (“Jersey Companies Law”) as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as summary and is qualified in its entirety by reference to the Memorandum and the Articles incorporated herein by reference, as well as the Jersey Companies Law.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities (i) incurred in defending any proceedings (whether civil or criminal) in which judgment is given in the person’s favor or the person is acquitted; (ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; (iv) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings; (v) any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company; (vi) any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or (vii) any liability against which the company normally maintains insurance for persons other than directors. The Jersey Companies Law permits purchase of liability insurance by a company on behalf of officers and directors, and the Registrant has such insurance.

To the extent permitted by the Jersey Companies Law, the Articles provides an indemnity to its directors and officers against any costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution or discharge of his duties or exercise of his powers or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred in defending any proceedings (whether civil or criminal) which relates to anything done or omitted or alleged to have been done or omitted by him in any such capacity, and in which judgement is given in his favor or in which he is acquitted or in connection with any application under the Law in which relief is granted to him by any court of competent jurisdiction.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Memorandum of Association of Janus Henderson Group plc, is hereby incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated May 30, 2017

3.2	Articles of Association of Janus Henderson Group plc, is hereby incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated May 30, 2017

4.1	Janus Henderson Group plc 2022 Global Employee Stock Purchase Plan is hereby incorporated by reference from Annex B to the Registrant’s Proxy Statement on Schedule 14A filed on March 24, 2022

4.2	Janus Henderson Group plc 2022 Deferred Incentive Plan is hereby incorporated by reference from Annex C to the Registrant’s Proxy Statement on Schedule 14A filed on March 24, 2022

5.1	Opinion of Carey Olsen Jersey LLP*

15.1	Letter of Awareness from PricewaterhouseCoopers LLP*

23.1	Consent of PricewaterhouseCoopers LLP, as auditors of the financial statements of the Registrant*

23.2	Consent of Carey Olsen Jersey LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*

107.1	Filing Fee Table*

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however; that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on this 16th day of June 2022.

Janus Henderson Group plc

By:	/s/ Roger Thompson
Name:	Roger Thompson
Title:	Interim Chief Executive Officer
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Roger Thompson and Michelle Rosenberg as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed as of the 16th day of June 2022 by the following persons in the capacities indicated.

Signature	Title

/s/ Richard Gillingwater
Richard Gillingwater	Chairman of the Board

/s/ Roger Thompson
Roger Thompson	Interim Chief Executive Officer and Chief Financial Officer
(Interim Principal Executive Officer and Principal Financial Officer)

/s/ Brennan Hughes
Brennan Hughes	Chief Accounting Officer and Treasurer
(Principal Accounting Officer)
/s/Alison Davis
Alison Davis	Director

/s/ Kalpana Desai
Kalpana Desai	Director

/s/ Jeffrey Diermeier
Jeffrey Diermeier	Director

/s/ Kevin Dolan
Kevin Dolan	Director

/s/ Eugene Flood Jr.
Eugene Flood Jr.	Director

/s/ Edward Garden
Edward Garden	Director

/s/ Lawrence Kochard
Lawrence Kochard	Director

/s/ Nelson Peltz
Nelson Peltz	Director

/s/ Angela Seymour-Jackson
Angela Seymour-Jackson	Director